UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

TheStreet, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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On June 12, 2019, TheStreet, Inc. (“TheStreet”) made the following communications in connection with the announcement of the proposed acquisition of TheStreet by TheMaven, Inc., a Delaware corporation (“Parent” and the proposed acquisition, the “Merger”):

(i)	An email announcement from Eric Lundberg and Margaret de Luna to TheStreet’s employees, dated June 12, 2019; and

(ii)	Frequently Asked Questions document for TheStreet’s employees.

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Eric Lundberg and Margaret de Luna sent the following email on June 12, 2019, to TheStreet’s employees:

Subject: Employee Announcement & All-Hands Meeting

Team,

We just announced that we have agreed to be acquired by Maven, a coalition of content producers operating on a shared digital publishing, advertising and distribution platform. Please take a moment to read our press release, which is attached.

The proposed transaction is expected to close in the third quarter of 2019. Until then, it is “business as usual” here at TheStreet as TheStreet, Inc. and TheMaven will continue to operate independently until the closing of the deal.

I know you will have many questions and we will answer as many as possible in the coming weeks beginning with an all-hands meeting today at 9:15 a.m. in the unoccupied space. Additionally, we encourage you to review the attached Frequently Asked Questions (FAQ) document which contains further information.

This deal is a testament to our outstanding team and each one of you should be proud and excited about the opportunities ahead. Talk to you shortly.

Best regards,

Eric & Margaret

[Legends Included in Original are Excerpted at the End of this DEFA14A Filing]

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The following Frequently Asked Questions document was distributed to TheStreet’s employees on June 12, 2019:

OVERVIEW: THEMAVEN TO ACQUIRE THESTREET

TheStreet, Inc. announced today that it has entered into a definitive merger agreement whereby TheMaven will acquire all of the outstanding shares of TheStreet for $16.5 million in cash. The proposed transaction is expected to close in the third quarter of 2019. Until then, TheStreet, Inc. and TheMaven will continue to operate independently.

EMPLOYEE FAQ

What is the rationale for this transaction?

Our primary goal as a public company has been to deliver the highest value possible to our stockholders and this transaction is the culmination of a years-long effort by our Board to create a sustainable business that offered a value proposition to stockholders. As you recall, the first step in this process was the removal of the preferred stock overhang in November 2017, followed by the sale of our RateWatch business to S&P Global in June 2018 and most recently, the sale of our B2B business to Euromoney in February of this year. Following the B2B Sale, we then distributed a substantial portion of the net proceeds of that sale along with a portion of our cash on hand to our stockholders. Our remaining B2C business has been greatly improving and because of all of you, we have built a strong recurring revenue business with the technology, the team and the mindset to take us into the future. However, after taking into account the ongoing development needs and operating costs of our B2C business as a stand-alone public company, our Board determined that a sale of our company to Maven represents the best way to maximize value to TheStreet shareholders.

Why TheMaven?

Maven is a coalition of content producers, or “mavens”, operating on a shared digital publishing, advertising and distribution platform. These days, it is challenging for a niche content publisher to make it on their own. Fortunately, technology allows companies like The Maven to build a universal platform that can house a number of niche content producers and provide them the ability to grow their business and solely focus on doing what they love - creating content for their loyal audience.

When will the transaction close?

The transaction is subject to TST stockholder approval and the satisfaction of other customary closing conditions. The transaction is expected to close in the third quarter of 2019.

What do next steps in the process look like?

Both companies will continue to operate independently until the sale is completed. It is business as usual until the transaction receives stockholder approval and other closing conditions are finalized.

What happens to TST stock that I own?

If the merger is consummated, shares of TST will be converted for the right to receive its portion of the total aggregate cash consideration, which includes the $16.5 million purchase price, a special cash distribution as well as the right to receive any cash released from various escrow agreements that were entered into as a result of the sales of RateWatch and BoardEx/TheDeal.

Can I trade stock between now and when the transaction closes?

As always, TheStreet, Inc.’s employees have to follow our Insider Trading Policy and our directors, officers and certain designated employees, who will be informed of their status, may only trade during open windows. Currently, the trading window is closed for these certain individuals. Please remember that “trading” includes all buying and selling of our stock. As a reminder, the Insider Trading Policy applies to all employees, your immediate family, anyone living in your household and anyone else whose investments you influence.

Can I share information about this via social media?

We ask that you limit any communications about this deal via social media, as it is important that we speak with one voice as an organization about this transaction. Please keep our Social Media Policies in mind and remember that you may not disclose any material, non-public information about TheStreet, Inc. or any other company.

How should I discuss this news with customers?

TheMaven has announced its intent to acquire TheStreet, but the deal has not closed. For that reason, both companies are required to continue to operate independently and you should not proactively communicate about the deal with customers or partners unless otherwise instructed.

How do TheMaven’s health insurance plans compare to TheStreet’s in regards to the benefits themselves and the employee costs?

Until the deal closes, all staff are employees of TheStreet, Inc. and are therefore covered by the Company’s benefit plans.

Can I get a copy of the definitive merger agreement?

The merger agreement and other relevant documents will be filed by TheStreet with the SEC and will be publicly available at the SEC’s website at http://www.sec.gov and on our IR site.

What should I do if I get a call from a member of the media asking about the acquisition?

If a member of the news media or a financial analyst contacts you, do not provide comment. Instead, please immediately refer that person to Eric Lundberg, Chief Executive Officer and Chief Financial Officer, eric.lundberg@thestreet.com or 212-321-5572.

[Legends Included in Original are Excerpted at the End of this DEFA14A Filing]

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Important Information About the Transaction and Where to Find It

In connection with the proposed transaction, the Company plans to file a proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (“SEC”), in connection with the solicitation of proxies for a meeting of TheStreet’s stockholders to be called at a future date (the “meeting”). Promptly after filing its Proxy Statement in definitive form with the SEC, the Company will mail or otherwise furnish the Proxy Statement to each stockholder entitled to vote at the meeting. Stockholders are urged to read the Proxy Statement (including any amendments or supplements thereto) and any other relevant documents that the Company will file with the SEC when they become available because they will contain important information about the proposed transaction and related matters. Stockholders may obtain, free of charge, copies of the Proxy Statement (if and when available) and any other documents filed by the Company with the SEC in connection with the transaction at the SEC’s website

(http://www.sec.gov), from the Company’s website at http://investor-relations.thestreet.com/investor-relations or by contacting the investor relations department of the Company at: TheStreet, Inc., Attn: Investor Relations, 14 Wall Street, New York, New York telephone (212) 321-5000.

Participants in the Solicitation

The Company and its directors and executive officers are participants in the solicitation of proxies from the Company’s stockholders with respect to the transaction. Information about the Company’s directors and executive officers is set forth in the Company’s Annual Report on Form 10-K/A on filed with the SEC on April 30, 2019. To the extent that holdings of the Company’s securities by its directors and executive officers have changed since the amounts shown in Company’s proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 or Form 5 filed with the SEC. Additional information regarding these persons and their interests in the transaction will be included in the proxy statement relating to the transaction when it is filed with the SEC.

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